Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--October 24, 2012--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2012. Revenues for the third quarter were $0.4 million, compared to $0.4 million for the same period in 2011. Net loss for the third quarter was $16.8 million, compared to a net loss of $18.8 million for the same period in 2011. At September 30, 2012, XenoPort had cash, cash equivalents and short-term investments of $112.9 million.

XenoPort Business Updates

Since the start of the third quarter, XenoPort’s business updates include:

  Astellas Pharma Inc. launched Regnite® (gabapentin enacarbil) Extended-Release Tablets. Regnite is approved in Japan for the treatment of moderate-to-severe primary restless legs syndrome (RLS). It is estimated that there are approximately 2.1 million people in Japan with RLS.
  XenoPort reported favorable preliminary results from a Phase 1 clinical trial in healthy adults designed to assess the pharmacokinetics (PK), safety and tolerability of single doses of four different oral formulations of XP23829, a novel fumaric acid ester compound that is a prodrug of monomethyl fumarate (MMF). XP23829 is being developed for the potential treatment of relapsing-remitting multiple sclerosis (RRMS) and/or psoriasis.
  XenoPort was awarded a $0.3 million grant from The Michael J. Fox Foundation (MJFF) for Parkinson’s Research to support preclinical studies to explore XP23829 for its potential ability to protect against neurodegeneration in experimental preclinical models of Parkinson’s disease.
  XenoPort completed an underwritten public offering generating net cash proceeds of approximately $43.1 million, after deducting the underwriting discounts and commissions and offering expenses payable by XenoPort.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “Our efforts in the third quarter yielded progress on several fronts. We are encouraged by the results from our first human study of XP23829, and we are excited to be working with MJFF to explore how XP23829 may be useful as a potential treatment for Parkinson’s disease. We are close to completing enrollment of patients in our Phase 3 arbaclofen placarbil (AP) clinical trial for multiple sclerosis patients with spasticity and now expect preliminary top-line results early in the second quarter of 2013.”

XenoPort Third Quarter and Nine-Month Financial Results

Revenues for the third quarter were $0.4 million, compared to $0.4 million for the same period in 2011. Revenues for both periods reflected the amortization of revenue recognized from an up-front license payment related to the company’s agreement with Astellas Pharma Inc. Revenues for the nine months ended September 30, 2012 were $21.1 million, compared to $38.1 million for the same period in 2011. The decrease in revenues was primarily due to the recognition of a $30.0 million contingent payment from GlaxoSmithKline (GSK) in connection with the first shipment of Horizant® (gabapentin enacarbil) Extended-Release Tablets to a wholesaler in 2011, compared to the recognition of a $10.0 million contingent payment from GSK in connection with the first commercial sale of Horizant for the management of postherpetic neuralgia in adults in 2012. Pursuant to the terms of the company’s collaboration agreement with GSK, XenoPort’s share of losses from the Horizant joint profit and loss (P&L) statement will be forgiven up to a maximum of $10.0 million. XenoPort’s share of joint P&L losses totaled approximately $9.6 million as of September 30, 2012. Net sales of Horizant for the third quarter and nine months ended September 30, 2012, as recorded by GSK, were $1.6 million and $4.4 million, respectively.

Research and development expenses for the third quarter of 2012 were $9.4 million, compared to $11.5 million for the same period in 2011. The decrease in research and development expenses in the three months ended September 30, 2012 compared to the same period in 2011 was principally due to decreased net costs for XP21279 and XP23829, decreased personnel costs primarily related to decreased headcount and decreased non-cash stock-based compensation, as well as decreased office and facilities overhead costs. Research and development expenses for the nine months ended September 30, 2012 were $32.3 million, compared to $31.3 million for the same period in 2011. The increase in research and development expenses in the nine months ended September 30, 2012 compared to the same period in 2011 was principally due to increased net costs for AP and XP23829, partially offset by decreased net costs for XP21279 and decreased office and facilities overhead costs.

Selling, general and administrative expenses were $7.8 million for the third quarter of 2012, compared to $7.7 million for the same period in 2011. Selling, general and administrative expenses were $22.8 million for the nine months ended September 30, 2012, compared to $23.5 million for the same period in 2011.

Net loss for the third quarter of 2012 was $16.8 million, compared to a net loss of $18.8 million for the same period in 2011. Net loss for the nine months ended September 30, 2012 was $33.9 million, compared to a net loss of $16.5 million for the same period in 2011. Basic and diluted net loss per share were both $0.41 in the third quarter of 2012 versus basic and diluted net loss per share of $0.53 for the same period in the prior year. For the nine-month period ended September 30, 2012, basic and diluted net loss per share were both $0.90 versus basic and diluted net loss per share of $0.47 for the same period in 2011.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 51875216.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 51875216. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant® (gabapentin enacarbil) Extended-Release Tablets is approved in the United States for the treatment of moderate-to-severe primary restless legs syndrome (RLS) in adults and for the management of postherpetic neuralgia in adults. GlaxoSmithKline holds commercialization rights and certain development rights for Horizant in the United States. Regnite® (gabapentin enacarbil) Extended-Release Tablets is approved for the treatment of RLS in Japan. Astellas Pharma Inc. holds all development and commercialization rights for Regnite in Japan and five other Asian countries. XenoPort holds all other world-wide rights and has co-promotion and certain development rights to gabapentin enacarbil in the United States. XenoPort’s pipeline of product candidates includes potential treatments for patients with spasticity, Parkinson’s disease and relapsing-remitting multiple sclerosis.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the commercial opportunity for Regnite in Japan; XenoPort’s clinical development programs for XP23829 and AP, and the timing and results thereof; the potential suitability of XP23829 as a treatment for RRMS and/or psoriasis; the potential of XP23829 to protect against neurodegeneration in experimental preclinical models of Parkinson’s disease; the potential suitability of AP as a treatment for spasticity; XenoPort’s clinical trials, and the timing of enrollment and results; and the therapeutic and commercial potential of XenoPort's product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “estimated,” “expect,” “potential,” “may,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s dependence on Astellas to commercialize Regnite and GSK to commercialize Horizant; the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials do not ensure that later clinical trials will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort may conduct; XenoPort’s ability to successfully complete enrollment and conduct clinical trials in the anticipated timeframes, or at all; XenoPort’s dependence on its current and future collaborative partners; the availability of resources to develop XenoPort’s product candidates; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Securities and Exchange Commission on August 8, 2012. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XENOPORT and Regnite are registered trademarks of XenoPort, Inc.
Horizant is a registered trademark of GSK.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2012	2011
	(In thousands)
Current assets:
Cash and cash equivalents	$18,702	$25,386
Short-term investments	94,159	69,056
Prepaids and other current assets	3,023	3,010
Restricted investments	1,955	—
Total current assets	117,839	97,452
Property and equipment, net	1,995	3,921
Restricted investments and other assets	—	2,663
Total assets	$119,834	$104,036
Liabilities:
Current liabilities	$13,199	$13,530
Noncurrent liabilities	13,131	15,371
Total liabilities	26,330	28,901
Stockholders’ equity:
Common stock	43	35
Additional paid-in capital and other	548,103	495,886
Accumulated deficit	(454,642)	(420,786)
Total stockholders’ equity	93,504	75,135
Total liabilities and stockholders’ equity	$119,834	$104,036

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011
	(In thousands, except per share amounts)
Revenues:
Net revenue from unconsolidated joint operating activities	$—	$—	$10,000	$30,000
Collaboration revenue	379	379	11,137	8,137
Total revenues	379	379	21,137	38,137
Operating expenses:
Research and development*	9,365	11,518	32,347	31,276
Selling, general and administrative*	7,833	7,713	22,822	23,539
Total operating expenses	17,198	19,231	55,169	54,815
Loss from operations	(16,819)	(18,852)	(34,032)	(16,678)
Interest income	66	59	176	184
Net loss	$(16,753)	$(18,793)	$(33,856)	$(16,494)
Basic and diluted net loss per share	$(0.41)	$(0.53)	$(0.90)	$(0.47)
Shares used to compute basic and diluted net loss per share	41,016	35,444	37,480	35,372

* Includes employee non-cash stock-based compensation as follows:
Research and development	$935	$1,223	$3,043	$4,009
Selling, general and administrative	1,881	2,278	6,096	6,961
Total non-cash stock-based compensation expense	$2,816	$3,501	$9,139	$10,970

CONTACT:
XenoPort
Jackie Cossmon, 408-616-7220
ir@XenoPort.com